                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Nucentrix Broadband Networks, Inc.:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 333-79913 and 333-47550) of Nucentrix Broadband Networks, Inc. of our report dated April 4, 2002, except for note 17, which is as of April 18, 2002, relating to the consolidated balance sheets of Nucentrix Broadband Networks, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000, the periods from January 1, 1999 to April 1, 1999, the effective date of the reorganization discussed in the paragraph below (the "Effective Date"), and from the Effective Date to December 31, 1999 and the related financial statement schedule, which report appears in the December 31, 2001 annual report on Form 10-K of Nucentrix Broadband Networks, Inc.

Our report states that upon consummation of a prenegotiated Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code on the Effective Date, the Company adopted fresh start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As a result of the application of fresh start reporting, the consolidated financial statements of Nucentrix Broadband Networks, Inc. and subsidiaries for the period from the Effective Date to December 31, 1999 are presented on a different cost basis than those for periods prior to the Effective Date, and accordingly, are not directly comparable.

Our report also contains an explanatory paragraph that the Company's recurring losses from operations and the resulting dependence upon access to additional financing raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and the financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.



                                                         KPMG LLP

Dallas, Texas
May 7, 2002